CONSENT OF INDEPENDENT AUDITORS'


     As independent public accountants, we hereby consent to the use of our reports for Coastal Resorts Management Inc., and Coastal Resorts Realty, LLC dated January 29, 1998, and Interstate Realty Company, Inc. and Sea Colony Management, Inc. dated January 29, 1998, and all references to our Firm included in or made part of this Registration Statement.

Arthur Andersen LLP
Washington, D.C.
March 12, 1998